EXHIBIT 10.15

PULITZER INC. SUPPLEMENTAL

EXECUTIVE BENEFIT PENSION PLAN

(RESTATED AS OF MAY 1, 2005)

1. Background. The Pulitzer Inc. Supplemental Executive Benefit Pension Plan (the “Plan”) was originally established by Pulitzer Publishing Company, effective January 1, 1986. Pulitzer Inc. (the “Company”) assumed sponsorship of the Plan as of March 18, 1999. The Company hereby amends and restates the Plan in its entirety, effective as of May 1, 2005 (the “Restatement Date”), subject to completion of the merger of the Company and LP Acquisition Corp. (the “Lee Merger”) pursuant to the Agreement and Plan of Merger dated as of January 29, 2005, among the Company, Lee Enterprises, Incorporated and LP Acquisition Corp. (the “Merger Agreement”).

2. Plan Termination. No individual may become a participant in the Plan after December 31, 2004. Benefits under the Plan will cease to accrue as of January 1, 2005. All active participants will be fully vested in their accrued Plan benefits as of the Restatement Date, regardless of the period of their service with the Company and its affiliates.

3. Conversion to Individual Account Plan. Effective as of the Restatement Date, the Plan will be converted into an individual account plan. A bookkeeping account will be established in the name of each participant (including, for the purposes hereof, active participants, retired participants and beneficiaries who are receiving Plan pension payments, and deferred vested participants). As of the Restatement Date, each participant’s account will be credited with an opening balance equal to the amount listed opposite such participant’s name on Schedule A.

4. Credits to Participants’ Accounts. The participants’ accounts will earn monthly interest at an annual rate of 5.75%. Interest for each month will be credited to each participant’s account as of the last day of the month. If the full and final distribution of a participant’s account occurs on a date other than the last day of a calendar month, then, prior to the distribution, the account will credited with the interest earned for the partial calendar month ending on the date preceding the date of such distribution. The account of a participant who is covered by the Company’s Executive Transition Plan will be credited with the amount set forth opposite the participant’s name on Schedule B as of the date of the participant’s termination of employment with the Company and its affiliates (together with interest from January 1, 2005) if and to the extent the participant becomes entitled to a “SERP enhancement” under his or her Executive Transition Plan agreement.

5. Payment of Account Balances.

(a) Periodic Payments. The Company shall make (or cause to be made) monthly payments (commencing May 2005) to the participants in the amounts set forth on Schedule C (relating to participants in pay status under the Plan before the Restatement Date). If a deferred vested participant reaches age 65 after the Restatement Date and before the payment in full of such participant’s account balance, then the Company will make monthly payments to such participant equal to the monthly payments that would have begun at such time under the terms of the Plan in effect immediately prior to the Restatement Date, based upon a single life annuity form of payment.

(b) Final Distribution of Participant Accounts. The Company will pay (or cause to be paid) to each participant (or the beneficiary of a deceased participant) a single sum cash payment equal to the balance of the participant’s account on the first to occur of:

(1) May 1, 2008;

(2) the date of the participant’s death; or

(3) the date on which occurs a “change in control” (as defined in Schedule D).

(c) Beneficiary Designation. The beneficiary of a participant who is listed on Schedule C will be the person(s) who would be entitled to receive payments following the participant’s death under the applicable form of payment being made, or, if no such person survives the deceased participant, the participant’s surviving spouse or, if none, the deceased participant’s estate. Any other participant may designate a beneficiary by written notice filed with the Committee or its designee, and a participant may change his or her beneficiary at any time by designating a new beneficiary in the same manner, and no notice need be given to any prior designated beneficiary. If no designated beneficiary shall survive a deceased participant, then payment of the participant’s account will be made to the deceased participant’s surviving spouse, if any, or, if none, to his estate.

(d) Payments Charged Against Accounts. Each participant’s account will be charged with the amount of any distribution made to the participant after the Restatement Date in partial or full payment of the participant’s account balance. Any such charge will be made as of the end of the month in which the distribution is made or, in the case of a final distribution of the balance of a participant’s account, the date of the distribution.

6. Non-Competition Condition. The non-competition, non-disclosure and forfeiture provisions of ARTICLE VI of the Plan (“Forfeiture Conditions”), as in effect immediately prior to the Restatement Date, shall continue to apply to the rights of Plan participants to receive their account balances, except: (a) effective as of May 1, 2005, the Forfeiture Conditions will cease to apply and be of no further force or effect with respect to the account balances of retired participants who began receiving their Plan benefit before the Restatement Date and to deferred vested participants whose employment terminated before the Restatement Date; (b) effective May 1, 2008, the Forfeiture Conditions will cease to apply and be of no further force or effect with respect to participants who, on the Restatement Date, were still employed with the Company or any of its subsidiaries (“covered participants”); (c) effective May 1, 2005, the Company shall no longer have a right to recover payments previously made to a participant who violates the Forfeiture Conditions; (d) the scope of “competitive employment” shall be limited to print media within the designated market area of any of the St. Louis, Tucson and Bloomington operations of the Company and its subsidiaries (“restricted areas”); and (e) if a competitor conducts print operations in a restricted area as well as non-restricted areas, employment or other affiliation with such competitor shall not be considered competitive employment if such employment or affiliation is limited exclusively to the operations of the competitor in a non-restricted area.

7. Administration and Claim Procedures.

(a) Committee. The Plan will be administered by a committee (the “Committee”) which, prior to date on which the Lee Merger is effective, will be the Compensation Committee of the Board of Directors of Pulitzer Inc. and, thereafter, will be the Lee Retirement Account Plan Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, will have full power and authority to interpret, construe and apply the provisions of the Plan and to take such actions as it deems necessary or appropriate in order to carry out the provisions of the Plan, provided, however, that the Plan provisions shall be applied in a uniform and nondiscriminatory manner. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The good faith decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee may from time to time employ agents and delegate to them such administrative duties as it deems appropriate. The Company will pay the costs and expenses incurred in the administration of the Plan.

(b) Records and Reports. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. Within thirty days after the end of each calendar year, the Committee will provide participants with annual written statements of their account balances, showing credits and charges made since the date of the last statement (or, in the case of the statement for 2005, since the Restatement Date), and listing contact information for the person or persons who can respond to questions relating to participants’ accounts.

(c) Indemnification. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or an affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

(d) Claim for Payment. A participant or beneficiary may submit to the Committee or its designee a written claim for payment of amounts due under the Plan. A decision will be made and communicated to the claimant within 90 days after the claim is filed. Upon advance notice to the claimant, the Committee may extend the 90-day period by up to 90 additional days. If a claim is denied, the Committee will furnish written notice of the denial to the claimant, setting forth a description of the specific reasons for the denial, the Plan provisions upon which the denial is based, and a description of the Plan’s claim review procedure. If no action is taken during the 90- or 180-day response period, as the case may be, then the claim will be deemed to be denied on the last day of the period for the purpose of proceeding to the claim review stage.

(e) Review of Denied Claims. If a claim for payment is denied or deemed denied and if the claimant wants a review of the denied claim, then he or she must file a written request for review with the Committee or its designee within 60 days after receiving notice of the denial of the claim or, if the claim is deemed denied, after the end of the 90- or 180-day response period, as the case may be. If a request for review of a denied claim is not timely filed, then the denial of the claim becomes final and binding. If a request for review is timely filed, then the claimant and, if applicable, his or her representative may inspect all documents pertaining to the claim and its denial. The Committee may schedule a meeting with the claimant and/or claimant’s representative if it deems such a meeting is necessary or appropriate to complete its review. The Committee will make its decision within 60 days after receiving timely notice of the request for review. Upon advance notice to the claimant, the Committee may extend the initial 60-day review period by up to 60 additional days. If the Committee affirms the original denial of the claim, then it will furnish written notice of its decision to the claimant, setting forth the specific reasons for its decision and describing the Plan provisions on which its decision is based. If a decision is not communicated to the claimant within the applicable review period, then the Committee will be deemed to have affirmed the original denial of the claim and the claimant will be deemed to have exhausted his or her administrative remedies with respect to the claim.

8. Amendment. The Board of Directors of the Company, acting in its discretion, may amend the Plan; provided, however, that no amendment may be made without the prior written consent of a participant if such amendment impairs or could be reasonably expected to impair or adversely affect the participant’s rights to receive payments, the value of the participant’s interest under the Plan, or the income tax deferral of amounts credited to participants’ accounts.

9. No Trust or Segregation of Assets. The Company will not be required to establish a trust or otherwise provide for the segregation of assets for the payment of participants’ account balances. If the Company does set aside funds for the payment of its obligations under the Plan, then such funds shall remain the asset of the Company and no participant will have any special claim thereto or right or interest therein. The Company’s obligation to pay a participant’s account under the Plan is an unfunded and unsecured promise to pay money in the future. Each participant will be and will have the rights of a general unsecured creditor of the Company with respect to the payment obligations of the Company to such participant under the Plan.

10. No Rights Conferred. Nothing herein will be deemed to give any individual any right to be retained in the employ of the Company or any affiliate or any other rights in the future other than as herein specifically set forth.

11. Spendthrift Provision. Except to the extent required by law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge,

encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, encumber or charge the same shall be void. No such benefit shall be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to those benefits.

12. Rules of Construction.

(a) General. The Plan is intended to be an unfunded plan maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan, as amended and restated, is also intended to satisfy the conditions of Section 409A of the Internal Revenue Code of 1986. The Plan will be construed, administered and, if necessary, amended accordingly.

(b) Severability. If any provision of the Plan or the application of such provision to any person or circumstance is held invalid, the remainder of the Plan (and the application of such provision to any person or circumstance other than the person or circumstance to which it is held invalid) will not be affected thereby.

(c) Governing Law. The provisions of the Plan will be construed, regulated and administered according to the provisions of ERISA, the Code and to the extent not inconsistent therewith or preempted thereby, in accordance with the laws of the state of Missouri.

PULITZER INC.

By:	/s/ ROBERT C. WOODWORTH

Dated: 6/3/05

SCHEDULE D

(Unless specifically defined otherwise in this Schedule D, capitalized terms shall have the meanings ascribed thereto in the Agreement and Plan of Merger dated as of January 29, 2005, among the Company, Lee Enterprises, Incorporated and LP Acquisition Corp.)

The term “change in control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) The sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of Parent or the Surviving Corporation (as constituted prior to the Effective Time) to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)); or

(b) Any person or group is or becomes the “Beneficial Owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules thereto)), directly or indirectly, of more than 50% of the total voting power of the voting stock of Parent or the Surviving Corporation (or any entity which controls Parent or the Surviving Corporation, or which is a successor to all or substantially all of the assets of Parent or the Surviving Corporation), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(c) Individuals who, on the day after the Effective Time, constitute the entire board of directors of Parent or the Surviving Corporation (the “Incumbent Board”) cease for any reason to constitute a majority of such board, provided that any individual becoming a director subsequent to the Effective Time whose election, or nomination for election by Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(d) Approval by the holders of the capital stock of Parent or the Surviving Corporation of any plan or proposal for complete liquidation or dissolution of Parent or the Surviving Corporation.

For the avoidance of doubt, (1) under no event shall the acquisition of Pulitzer Inc. by Lee Enterprises Incorporated pursuant to the above-referenced Lee Merger Agreement be considered a “change in control”; and (2) in the event the transactions contemplated by the Lee Merger Agreement are not consummated, the occurrence of a “change in control,” as defined above, shall be determined solely with reference to Pulitzer Inc.

EXHIBIT INDEX

Number	Description
10.1	Amended and Restated Agreement and Plan of Merger by and among Pulitzer Publishing Company, Pulitzer Inc. and Hearst-Argyle Television, Inc. dated as of May 25, 1998.

10.2	Amended and Restated Joint Operating Agreement, dated December 22, 1988, between Star Publishing Company and Citizen Publishing Company.

10.3	Partnership Agreement, dated December 22, 1988, between Star Publishing Company and Citizen Publishing Company.

10.4	Joint Venture Agreement, dated as of May 1, 2000, among Pulitzer Inc., Pulitzer Technologies, Inc., The Herald Company, Inc. and St. Louis Post-Dispatch LLC.

10.5	Operating Agreement of St. Louis Post-Dispatch LLC, dated as of May 1, 2000, as amended on June 1, 2001.

10.6	Indemnity Agreement, dated as of May 1, 2000, between The Herald Company, Inc. and Pulitzer Inc.

10.7	License Agreement, dated as of May 1, 2000, by and between Pulitzer Inc. and St. Louis Post-Dispatch LLC.

10.8	St. Louis Post-Dispatch LLC Note Agreement, dated as of May 1, 2000, as amended on November 23, 2004.

10.9	Pulitzer Inc. Guaranty Agreement, dated as of May 1, 2000 as amended on August 7, 2000, November 23, 2004 and June 3, 2005.

10.10	Non-Confidentiality Agreement, dated as of May 1, 2000.

10.11	Employment Agreement, dated August 26, 1998 between Pulitzer Inc. and Terrance C.Z. Egger.

10.12	Pulitzer Inc. Executive Transition Plan.

10.13	Pulitzer Inc. Executive Transition Agreement, by and between Pulitzer Inc. and Terrance C.Z. Egger, dated as of January 1, 2002.

10.14	Incentive Opportunities Term Sheet for Terrance C.Z. Egger.

10.15	Amended and Restated Pulitzer Inc. Supplemental Executive Benefit Pension Plan (restated as of June 3, 2005)

Exhibit 31	Rule 13a-14(a)/15d-14(a) Certifications

Exhibit 32	Section 1350 Certification